Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

LAIX Inc.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,138,034.2415(1)	$0.0000927(2)	$198.20(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$2,138,034.2415

Total Fees Due for Filing			$198.20

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$198.20

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per-share cash payment of US$0.1357 for 14,224,635 outstanding Ordinary Shares of the issuer (including shares represented by ADSs) subject to the transaction as of July 8, 2022, plus (b) the product of 1,530,960 Ordinary Shares underlying the outstanding options as of July 8, 2022, multiplied by US$0.1357 per Ordinary Share.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $92.70 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.